UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___ )*

                           One World Online.com, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   682426 10 1
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------------------------------------------------------
1 Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of
  Above Persons
  One World Online Charitable Foundation

- --------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
  (a) |_|
  (b) |_|                  N/A
- --------------------------------------------------------------------------------
3 SEC Use Only

- --------------------------------------------------------------------------------
4 Citizenship or Place of Organization
            Utah

- --------------------------------------------------------------------------------
Number of Shares       5 Sole Voting Power
Beneficially Owned
by Each Reporting                 1,516,000
Person With
                     -----------------------------------------------------------
                       6 Shared Voting Power

                                  0

                     -----------------------------------------------------------
                       7 Sole Dispositive Power

                                  1,516,000

                     -----------------------------------------------------------
                       8 Shared Dispositive Power

                                  0

                     -----------------------------------------------------------
- --------------------------------------------------------------------------------
 9 Aggregate Amount Beneficially Owned by Each Reporting Person

             1,516,000

- --------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)

            N/A

- --------------------------------------------------------------------------------
11 Percentage of Class Represented by Amount in Row 9
               9.43 %

- --------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)
              CO - Corporation (Non-profit)

- --------------------------------------------------------------------------------

Item 1.

(a)      Name of Issuer: One World Online.com, Inc.
(b)      Address of Issuer's Principal Executive Office:
         4778 North 330 West, Suite 200
         Provo, Utah 84604
Item 2.

(a)      Name of Person Filing: One World Online Charitable Foundation
(b)      Address of Principal Business Office or, if None, Residence:
         4692 North 300 West, Suite 300, Provo Utah 84604
(c)      Citizenship: United States
(d)      Title of Class of Securities: Common
(e)      CUSIP Number: 682426 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

N/A

Item 4.  Ownership

(a)      Amount Beneficially Owned: 1,516,000
(b)      Percent of Class: 9.43%
(c)      Number of shares as to which such person has:
(i)      sole power to vote or direct the vote: 1,516,000
(ii)     shared power to vote or to direct the vote: 0
(iii)    sole power to dispose or to direct the disposition of: 1,516,000
(iv)     shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

N/A

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

N/A

Item 7. Identification and Classification of the Subsidiary, Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8. Identification and Classification of Members of the Group

N/A

Item 9. Notice of Dissolution of Group

N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Dated: February 14, 2001                               /s/ William R. Davidson
                                                       ------------------------
                                                       William R. Davidson
                                                       Treasurer